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                                                                   Exhibit 10.11

                              SUBLICENSE AGREEMENT

          This Sublicense Agreement (this "Agreement"), dated as of August 27, 1999, is entered into by and between EPITOME PHARMACEUTICALS LIMITED, a corporation organized under the laws of Nova Scotia, Canada and having its principal place of business at 5162 Duke Street, Suite 501, Halifax, NS B3J 1N7 Canada ("Sublicensor") and AMERICAN PHARMED LABS, INC., a corporation organized under the laws of Delaware and having its principal place of business at 270 Sylvan Avenue, Englewood Cliffs, New Jersey 07632 ("Sublicensee").

                                    RECITAL:

          Sublicensor is the licensee of certain United States patent applications, and foreign counterparts of such patent applications, covering the topical use of tricyclic anti-depressants as topical analgesics for neuralgia and Sublicensor is willing to grant an exclusive sublicense in such technology to Sublicensee pursuant to terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises set forth herein and such good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 Affiliate. The term "Affiliate" means, with respect to any person or entity, any other person or entity that directly or indirectly controls, is under common control with or is controlled by that person or entity. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

     1.2 Effective Date. The term "Effective Date" means the date set forth in the preamble to this Agreement.

     1.3 Excluded Field of Use. ***

     1.4 Field of Use. ***

     1.5 First Commercial Sale. The term "First Commercial Sale" means the initial transfer by Sublicensee of a Licensed Product to a third party customer in exchange for cash or some cash equivalent to which value can be assigned for the purposes of determining Net Sales.

     1.6 Frome Patent Application. The term "Frome Patent Application" means that certain United States patent application more particularly described as U.S. Patent Appl. No.


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08/531,760 (abandoned), Dr. Bruce M. Frome, "The Preparation of Topical Regional
Compositions for the Relief of Pain."

     1.7 Licensed Product. The term "Licensed Product" means any composition of matter, material, device, apparatus or system within the Field of Use utilizing any Patent Rights.

     1.8 Net Sales. The term "Net Sales" means gross sales of Licensed Products billed by Sublicensee (or any sublicensee in accordance with Section 2.1(b) hereof) and accepted by third party customers less shipping costs, returns, allowances and taxes. To determine Net Sales, the only sale that shall be measured is the first sale of a Licensed Product by Sublicensee or an Affiliate to an independent customer who is not an Affiliate of Sublicensee or any of its Affiliates.

     1.9 Other Technology. The term "Other Technology" means any technology acquired by or licensed to Sublicensee or any of its Affiliates other than pursuant to this Agreement.

     1.10 Patent Rights. The term "Patent Rights" means any rights to any of the patent applications listed on Exhibit A attached hereto, together with all patents issued pursuant to such applications.

     1.11 PTO. The term "PTO" means the United States Patent and Trademark
Office.

     1.12 Territory. The term "Territory" means a territory consisting of the entire world.

                                   ARTICLE II
                               GRANT OF SUBLICENSE

     2.1 Exclusive, Worldwide Sublicense.

          (a) Right and Sublicense. Sublicensor hereby grants to Sublicensee the exclusive right and sublicense under the Patent Rights to make, use, develop, sell, market and otherwise dispose of Licensed Products in the Field of Use during the term hereof throughout the Territory, subject to all of the terms and conditions of this Agreement.

          (b) Sublicense. Sublicensor also grants to Sublicensee the right to grant sublicenses of any right and sublicense under Section 2.1(a) hereof to third parties (including Affiliates of Sublicensee) provided that (i) any such sublicense agreement is consistent with the terms and provisions of this Agreement; (ii) Sublicensee remains fully liable for the performance of its obligations hereunder; (iii) Sublicensee notifies Sublicensor of any grant of a sublicense and provides to Sublicensor upon Sublicensor's request a copy of any sublicense agreement; and (iv) Sublicensor consents to such sublicense, which consent Sublicensor will provide so long as it obtains the approval of Dalhousie University ("Dalhousie").

     2.2 Improvements.

          (a) Sublicensor's Improvements. All right, title and interest in and to any improvements of the Patent Rights invented solely by Sublicensor, Dalhousie and/or any of their respective Affiliates ("Sublicensor Parties") after the Effective Date (any such improvements, the


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"Sublicensor Improvements") shall remain the exclusive property of the
Sublicensor (or Dalhousie, as the case may be).

          (b) Sublicensee's Improvements or Joint Improvements. All right, title and interest in and to any improvements of the Patent Rights in the Field of Use invented after the Effective Date (I) solely by (i) Sublicensee, (ii) any of Sublicensee's Affiliates or (iii) any permitted sublicensee hereunder ("Sublicensee Parties") or (II) jointly by any of the Sublicensor Parties and any of the Sublicensee Parties, shall be the joint property of Sublicensee and Sublicensor.

          (c) Other Technology. In the event Sublicensee desires to use, sell, lease, or rent a product, information or material derived from a combination of Patent Rights and Other Technology, Sublicensor will (i) not unreasonably withhold its consent to a request by Sublicensee to reduce the royalty payable to Sublicensor by up to *** because of payments (the total of which are greater than or equal to the amount of royalty reduction requested) it would have to make to obtain rights to use Other Technology in combination with the Patent Rights and (ii) negotiate in good faith with Sublicensee if Sublicensee requests a reduction in the royalty payable to Sublicensor by more than *** because of payments (the total of which are greater than or equal to the amount of royalty reduction requested) it would have to make to obtain rights to use Other Technology in combination with the Patent Rights.

     2.3 Excluded Field of Use. Notwithstanding anything herein to the contrary, Sublicensee acknowledges and agrees that Sublicensee has no right or sublicense under the Patents Rights in any Excluded Field of Use. Sublicensor grants to Sublicensee a right of first refusal to an exclusive sublicense of the Patent Rights in any Excluded Field of Use that the Sublicensor desires to sublicense to a third party, such right of first refusal to be exercised within 60 days of Sublicensee receiving written notice from Sublicensor of the terms and conditions of a proposed sublicense which it is willing to accept, by Sublicensee providing written notice within such period that it agrees to enter into a sublicense with Sublicensor on such terms and conditions.

     2.4 Best Efforts. Sublicensee shall use its commercially reasonable best efforts to exploit the commercial potential of the Patent Rights. No less than every three month anniversary following the Effective Date, Sublicensee shall report in writing to Sublicensor on the progress made toward commercializing the Patent Rights. If no reasonable effort is being made by Sublicensee to commercialize the Patent Rights for a continuous period of six (6) months, then the Sublicensor may provide written notice of default for the cure of which Sublicensee shall have an additional sixty (60) days. If such default is not cured by Sublicensee, Sublicensor may thereafter terminate this Agreement upon written notice to Sublicensee.

                                   ARTICLE III
                             PAYMENTS AND ROYALTIES

     3.1 Initial Payment. Sublicensee shall make an initial payment to Sublicensor of $25,000 (U.S.) ("Initial Payment") on the Effective Date.

     3.2 Additional Payments. ***

     3.3 Royalties.


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          (a) Computation. In consideration of the sublicense granted by
Sublicensor to Sublicensee hereunder, Sublicensee shall pay to Sublicensor a yearly royalty on an annual basis in an amount equal to *** of Sublicensee's Net Sales to the extent such Net Sales in the aggregate are equal to or less than ***; to the extent such Net Sales in the aggregate are greater than ***, such royalty shall thereafter be *** of Sublicensee's Net Sales. For purposes of this
Section 3.3, (i) the first year shall be measured by the period commencing on the First Commercial Sale and ending on the day immediately preceding the first anniversary of the First Commercial Sale and (ii) each subsequent year shall be measured by the period commencing on the applicable anniversary of the First Commercial Sale and ending on the day immediately preceding the next anniversary of the First Commercial Sale (each such year, a "Royalty Year").

          (b) Accounting; Audit, Records.

               (i) Within sixty (60) days after the end of each Royalty Year, Sublicensee shall submit to Sublicensor an itemized statement setting forth the amount of Net Sales during such Royalty Year and the royalties accrued thereon. Acceptance by Sublicensor of such statement and the payment described in Section 3.3(c) hereof for any Royalty Year shall not, however, preclude Sublicensor from thereafter questioning the accuracy thereof. During the term hereof and for a period of three (3) years thereafter, Sublicensee will keep and maintain books of account and records of transactions which relate to this Agreement, which books and records, together with supporting documentation, shall, during such period, be open for inspection by Sublicensor or its representatives during regular business hours and upon reasonable notice, but not more frequently than once every six (6) months.

               (ii) In the event that any audit undertaken by Sublicensor in accordance with its rights hereunder discloses that, with respect to any period of one (1) or more Royalty Years, Sublicensee paid to Sublicensor, pursuant to this Article III, royalties equal to only *** or less of the royalties which were actually due to Sublicensor in respect of any such period, Sublicensee shall reimburse Sublicensor for all reasonable out-of-pocket costs incurred by Sublicensor in connection with such audit and shall pay Sublicensor the amount of any such underpayment.

          (c) Payment. Sublicensee shall submit, along with the statement described in Section 3.3(b) hereof, a payment to Sublicensor equal to the royalties due for such Royalty Year in accordance with such Section less *** ("Holdback Amount"). Within *** days after the end of such Royalty Year, Sublicensee shall submit to Sublicensor an itemized statement setting forth any recalculation of Net Sales (the "Net Sales Recalculation") for such Royalty Year and the amount of the Holdback Amount, if any, due Sublicensor as a result of such Net Sales Recalculation. In no event shall Sublicensor be liable for any Net Sales Recalculation for any given Royalty Year in excess of the Holdback Payment.

          (d) Interest on Overdue or Unpaid Royalties. In the event that (i) Sublicensee fails to make any royalty payment within the applicable time period set forth in this Article III or (ii) Sublicensor's audit pursuant to Section 3.3(b)(ii) discloses an underpayment of royalties of more than *** in respect of any such time period, each such overdue or unpaid royalty payment shall earn interest at a rate of *** per annum, calculated from the date that such overdue or unpaid royalty payment should have been made by Sublicensee in accordance with this Article III.


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          (e) Minimum Royalties. With respect to the first Royalty Year,
Sublicensee shall pay to Sublicensor as a guaranteed minimum royalty payment ("Guaranteed Royalty") the amount of ***. Each Royalty Year thereafter, the Guaranteed Royalty shall increase by *** to a maximum Guaranteed Royalty of ***. Each such payment shall be paid to Sublicensor in accordance with Section 3.3(c) hereof.

          (f) Advance Royalty. Within thirty (30) days of the First Commercial Sale, as an advance on future royalties, Sublicensee shall pay Sublicensor *** ("Advance Royalty Payment"). All royalties owed by Sublicensee to Sublicensor in accordance with this Section 3.3 shall be credited against the Advance Royalty Payment until the total amount of all royalties owed exceeds such Advance Royalty Payment. In the event of the termination of this Agreement in accordance with Sections 12.1 or 12.2 hereof, Sublicensor shall remit to Sublicensee within thirty (30) days of the effective date of such termination any uncredited amount of the Advance Royalty Payment.

     3.4 Termination of Agreement. Except for the Initial Payment, Sublicensee's payment obligations pursuant to this Article III are subject to termination of this Agreement in accordance with Sections 12.1 or 12.2 hereof.

     3.5 Maintenance Payments. In the event that there has been no First Commercial Sale by the end of the fourth year following the Effective Date, Sublicensor may at its option terminate this Agreement unless Sublicensee agrees to pay a maintenance fee of $50,000; if there has been no First Commercial Sale by the end of the fifth year following the Effective Date, Sublicensor may at its option terminate this Agreement unless Licensee agrees to pay a maintenance fee of $100,000. At the end of each subsequent year where there has been no First Commercial Sale, Sublicensor's option to terminate shall arise and Sublicensee's ability to forestall termination on payment of a fee shall be twice that paid in the previous year (e.g., $100,000 in the fifth year, $200,000 in the sixth year, and so on).

                                   ARTICLE IV
        MILESTONES; PATENT COSTS; RESEARCH GRANT; ADDITIONAL FORMULATIONS

     4.1 Milestones. Within *** days of each of the milestone events set forth on Exhibit B hereto, Sublicensee shall pay Sublicensor the milestone payment amount set forth on Exhibit B.

     4.2 Patent Prosecution and Maintenance. Sublicensor acknowledges and agrees that Dalhousie shall prepare, file, prosecute and maintain all patent applications and patents relating to the Patent Rights in the United States, Canada, European Union ("EU"), Japan, Finland, Norway, Sweden, Denmark, China and Australia, and in any other foreign country designated by Sublicensee. Sublicensee shall reimburse Dalhousie for reasonable costs and expenses it shall have incurred after the Effective Date in so preparing, filing, prosecuting and maintaining such patents and patent applications, including attorneys' fees, the costs of any interference proceedings, reexaminations, or any other ex parte or inter partes administrative proceeding before patent offices, taxes, annuities, issue fees, working fees, maintenance fees and renewal charges; provided, however, that (i) Sublicensee shall not be responsible for any costs or expenses incurred by any person or entity (including Dalhousie) with respect to any Patent Rights sublicensed by Sublicensor in the Excluded Field of Use to a third party ("Third Party Excluded Use Sublicensee") and (ii) all payments received by Sublicensor from any Third Party Excluded


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Use Sublicensee for prosecution or maintenance of the Patent Rights shall be deducted against the costs and expenses to be reimbursed by Sublicensee pursuant to this Section 4.2.

     4.3 Research Grant. Sublicensee agrees to provide Sublicensor with the amount of *** with the understanding that Sublicensor will fund research to be conducted by Dr. J. Sawynok on improvements (the "Sawynok Improvements") to the Patents Rights. Such amount shall be payable to Sublicensor in semi-annual installments of ***, with the first installment due six months following the Effective Date. Notwithstanding Section 2.2 hereof, the term "Patents Rights" shall include the Sawynok Improvements.

     4.4 Additional Formulations. ***

     4.5 Termination of Agreement. Sublicensee's payment obligations pursuant to this Article IV are subject to termination of this Agreement in accordance with Sections 12.1 or 12.2 hereof.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

     5.1 Sublicensor's Representations. Sublicensor represents and warrants to the Sublicensee that (a) the Sublicensor is a valid licensee of all Patent Rights, (b) the Sublicensor has the legal right to grant to the Sublicensee each and every right and sublicense of the Patent Rights granted hereunder, (c) no approvals or consents of any third party (except Dalhousie, which consent has been obtained by Dalhousie and delivered to Sublicensee) or governmental entity are necessary with respect to the execution and performance by the Sublicensor of all transactions and actions contemplated by this Agreement, and (d) to the best of the Sublicensor's knowledge, the manufacture, marketing, use and sale of the Licensed Products commercially by the Sublicensor after the Effective Date and the use of the Patent Rights in the manufacture of Licensed Products will not infringe the patents or patent applications of third parties and no claim of any such infringement has been made by any third party.

     5.2 Third Party License Agreements. Sublicensor represents and warrants to the Sublicensee that Sublicensee has received true, correct and complete copies of all license and sublicense agreements to which Sublicensor is a party relating in any way to the Patent Rights (collectively, the "Third Party License Agreements"). On and after the Effective Date, Sublicensor agrees to provide Sublicensee with any modifications, cancellations, terminations, amendments or other changes to any Third Party License Agreements within ten (10) days of such modification, cancellation, termination, amendment or other change.

     5.3 Mutual Representations. The Sublicensor and the Sublicensee each represents and warrants to the other that it has the full power and authority to enter into this Agreement and carry out the transactions and activities contemplated hereby.

     5.4 Sublicensee's Representations. The Sublicensee represents and warrants to the Sublicensor that no approvals or consents of any third party or governmental entity are necessary with respect to the execution and performance by the Sublicensee of this Agreement.

     5.5 Maintenance of Representations. Each party hereby covenants and agrees to maintain at all times throughout the term of this Agreement the truth and accuracy, in every


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material respect, of each representation and warranty made by such party in this
Article V. In the event that at any time during the term of this Agreement, any representation or warranty set forth in this Article V shall be inaccurate in any material respect (as if such representation or warranty were made at such time), the party making such inaccurate representation or warranty (the "Representing Party") shall (i) give notice to the other party of such inaccuracy within ten (10) days thereof and (ii) remedy such inaccuracy within sixty (60) days from such notice, so that such inaccurate representation or warranty is again accurate in all material respects. In the event that such inaccuracy is not cured within such sixty (60) day period, the Representing
Party shall be deemed to be a breaching party that has failed to cure its breach for purposes of Section 12.2(g) hereof.

                                   ARTICLE VI
                            CONFIDENTIAL INFORMATION

     6.1 Non-Disclosure of Confidential Information. Neither the Sublicensor nor the Sublicensee shall disclose to any third party or use except in furtherance of this Agreement any confidential information disclosed by the other party or its Affiliates in connection with the Agreement, except that either party may disclose such confidential information to the extent necessary to comply with an order of a court or a government agency provided that the disclosing party shall use its reasonable best efforts to notify the other party of the disclosing party's intention to make the disclosure, and shall provide the other party with a copy of the court or government agency's order, identify precisely the confidential information the disclosing party intends to disclose, and cooperate with the other party in devising reasonable measures to protect the confidentiality of such information including, but not limited to, obtaining a protective order from the court or government agency that issued the order to disclose.

     6.2 Return of Confidential Information. Upon the termination of this Agreement for any reason prior to the expiration of its term, each party shall return to the other party all confidential information received pursuant to or in connection with this Agreement.

     6.3 Non-Confidential Information. Neither party shall be under any obligation with respect to information of the other party, which the party receiving the information can demonstrate, preferably by reference to documents:

          (a) through no act or failure on the part of the party receiving the information or the inspector, becomes known or available to the public;

          (b) is known by the party receiving the information or by the inspector prior to its receiving such information from the other party; or

          (c) is furnished to the party receiving the information or to the inspector by any person not legally precluded from making disclosure of the information without restriction.

                                   ARTICLE VII
                               PATENT INFRINGEMENT

     7.1 Patent Infringement. In the event of infringement of any of the Patent Rights which occurs in the field of the sublicense granted to the Sublicensee under this Agreement, the


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Sublicensee shall provide notice to the Sublicensor within thirty (30) days after the Sublicensee becomes aware of such infringement or of facts suggesting that infringement is occurring. The Sublicensor shall have the right, which it may or may not exercise in its discretion, to institute litigation or take any other action in connection with a suspected infringement of the Patent Rights or otherwise with respect to the Licensed Products. The Sublicensee shall cooperate with all reasonable requests for assistance with such litigation or other action. Nothing in this Article VII shall be construed as preventing or restricting the Sublicensor from taking any action that it deems, in its sole discretion, to be necessary or appropriate to defend, assert, or protect the Patent Rights against the actions of any infringer.

     7.2 Action By Sublicensee. If Sublicensor fails to bring or defend any action, claim or proceeding concerning the Patent Rights within twenty (20) days after receiving notice of such action, claim or proceeding, which would, in Sublicensee's reasonable opinion, prejudice Sublicensee's rights hereunder, Sublicensee may notify Sublicensor of its intention to commence or defend any such action, claim or proceeding. If Sublicensor, within ten (10) days after receiving such notice, delivers to Sublicensee a notice of its intention to bring or defend any such action, claim or proceeding, Sublicensee shall not bring or defend such action, claim or proceeding. If, however, Sublicensee does not receive such notice from Sublicensor within such ten (10) day period, Sublicensee shall thereafter have the ability, at its own cost and expense, to commence or defend such action, claim or proceeding in its name and/or in the name of Sublicensor. In such event, Sublicensee shall keep Sublicensor reasonably notified of the progress of such action, claim or proceeding and Sublicensor, at the request of Sublicensee, shall cooperate at its own cost and expense in all reasonable respects with Sublicensee in connection therewith.

     7.3 Judgment; Settlement. The party that is bringing or defending any action, claim or proceeding in accordance with Sections 7.1 or 7.2 hereof shall have the right, with the consent of the other party (which consent shall not be unreasonably withheld), to (a) consent to entry of any judgment or (b) settle with any third party to such action, claim or proceeding.

     7.4 Recovery. Any settlement or other recovery received in accordance with Sections 7.1 or 7.2 hereof (including, without limitation, pursuant to a judgment or court order) shall be applied as follows: (i) first, to the costs and expenses of the party prosecuting or defending such action; (ii) second, to the costs and expenses of the cooperating (non-litigating) party; and (iii) lastly, to the extent of any excess proceeds, such proceeds shall constitute Net Sales for purposes of Article III hereof. Notwithstanding the foregoing, any non-compensatory damages recovered, such as punitive or treble damages, shall be divided evenly between Sublicensor and Sublicensee when either Sublicensor or Dalhousie defends against the infringement; in the event that Sublicensee defends against the infringement pursuant to Section 7.2 hereof, any non-compensatory damages shall be allocated as follows: *** to Sublicensee and *** to Sublicensor; provided, however, that non-compensatory damages shall not constitute Net Sales, regardless of the party defending against the infringement. Sublicensor agrees to pay to Dalhousie any amounts due to Dalhousie for any such settlement or other recovery in accordance with the terms of the license agreement between Dalhousie and Sublicensor.

     7.5 Indemnity for Claims of Infringement.

          (a) Subject to and limited by the terms of Section 7.5(b) hereof, Sublicensor shall indemnify, defend and hold harmless the Sublicensee, its Affiliates, its successors and assigns, and their directors, officers, employees, agents and representatives from and against any


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loss, damage, cost or expense of any kind or nature (including reasonable attorneys' and other professionals' fees and expenses) incurred as a result of or in responding to any demand, claim, action, proceeding or suit that is brought or threatened to be brought against any of them by any third party and that asserts a claim of patent infringement arising from such third party's assertion of the ownership or co-ownership of rights in or to or related to the Patent Rights or Licensed Products.

          (b) In the event that Sublicensee or its assignee becomes the defendant in any court, arbitration or other proceeding or action alleging infringement of a third party's patent rights as a result of the exercise of Sublicensee's rights hereunder (except where such infringement is based solely on Other Technology) (a "Third Party Action"), then from such event going forward Sublicensee or its assignee may withhold in escrow *** of the royalty payments due Sublicensor under this Agreement until such proceeding or action has been finally adjudicated or resolved by an unappealable judgment or order (the "Escrowed Indemnification Amount"). If such judgment or order:

               (i) discontinues or dismisses the Third Party Action, or if Sublicensee incurs no monetary liability as a result of such judgment or order, then Sublicensee or its assignee shall be indemnified the legal costs and expenses of its defense of such proceeding or action out of the Escrowed Indemnification Amount and, if the Escrowed Indemnification Amount is insufficient to indemnify it completely, Sublicensee or its assignee shall be entitled to withhold and apply *** of all subsequent royalty payments due Sublicensor hereunder until the indemnification is complete; or

               (ii) awards monetary damages against Sublicensee, then Sublicensee or its assignee shall be indemnified all of its (x) monetary damages and (y) legal costs and expenses incurred in defense of such proceeding or action ((x) and (y) collectively, the "Defense Costs") out of the Escrowed Indemnification Amount and, if the Escrowed Indemnification Amount is insufficient to indemnify it completely, Sublicensor within ninety (90) days of such judgment or order shall reimburse Sublicensee *** of all royalties accrued (but only to the extent, if applicable, not yet received by Sublicensee pursuant to the Escrow Indemnification Amount) over the last three (3) Royalty Years prior to the entry of such judgment or order (the "Reimbursed Royalty Payments") to the extent necessary to indemnify Sublicensee or its assignee for all of the Defense Costs. If the Reimbursed Royalty Payments do not completely indemnify Sublicensee for all of the Defense Costs, Sublicensee or its assignee shall be entitled to withhold and apply *** of all subsequent royalty payments due Sublicensor hereunder until the indemnification is complete.

          (c) Notwithstanding anything in Section 7.5(b) hereof to the contrary,
(i) any amount of the Escrowed Indemnification Amount in excess of the indemnification entitled by Sublicensee or its assignee herein shall be paid to Sublicensor within one hundred and twenty (120) days of such judgment or order and (ii) in no event shall Sublicensee or its assignee withhold and/or apply to any indemnification herein any royalty payment due Sublicensor with respect to any Royalty Year commencing on or after six (6) years from the date of such judgment or order.

     7.6 Rights of Dalhousie. Sublicensor may transfer, by written notice to Sublicensee and Dalhousie, all of its rights (but not its obligations, including without limitation, under Section 7.5 hereof) under this Article VII to Dalhousie.


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                                  ARTICLE VIII
                    PROHIBITION AGAINST USE OF PARTIES' NAMES

     Neither party will use the name, logo, insignia, or symbols of the other party, or any variation or combination thereof, or the name of any officer, director or employee of the other party, for any purpose whatsoever without the other party's prior written consent; provided, however, that either party shall be deemed to have granted its consent to any request by the other party to use such name, logo, insignia or symbol if such party fails to respond to such request within ten (10) business days of its receipt of such a request.

                                   ARTICLE IX
                            ASSIGNMENTS AND TRANSFERS

     9.1 Transfers Generally. Except as provided in this Article IX, the Sublicensee shall not be permitted to assign or transfer any of its rights, obligations or duties under this Agreement without the express written consent of the Sublicensor. The Sublicensor shall be permitted to assign or transfer any or all of its rights, obligations or duties under this Agreement, without any requirement of consent, provided that the net worth of such assignee or transferee is at least as great and its financial condition is at least as sound as the net worth and financial condition of Sublicensor as of the date hereof.

     9.2 Exceptions. Notwithstanding anything to the contrary contained herein, the Sublicensee may assign its rights and obligations under this Agreement to any one or more of its Affiliates, and its or their successors and assigns, provided that the net worth of such assignee is at least as great, and its financial condition is at least as sound, as the net worth and financial condition of the assigning party. In addition, the Sublicensee (and any permitted assignee) may assign its rights and obligations under this Agreement to any successor by way of merger, consolidation or acquisition of substantially all of such party's assets associated with its Patent Rights or License Products business. Upon any permitted assignment, the Sublicensee's agreement to perform all of its obligations hereunder through the effective date of the assignment shall nevertheless continue until expressly released by the Sublicensor, which release shall not be unreasonably withheld.

                                    ARTICLE X
                                     MARKING

     Prior to the issuance of patents, Sublicensee will mark Licensed Products made, sold, or otherwise disposed of by it under the sublicense granted in this Agreement with the words "Patent Pending," and following the issuance of one or more patents, with the numbers of such patents.

                                   ARTICLE XI
                               EXPORT CONTROL LAWS

     This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed from time to time by the government of the United States of America. Furthermore, each party hereto agrees that it will not export, directly or indirectly, any technical information acquired from the other under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

                                   ARTICLE XII
                              TERM AND TERMINATION

     12.1 Term. The term of this Agreement shall commence on the Effective Date, and unless sooner terminated as herein provided, shall end on the date on which the last to expire of the Patent Rights covering the Licensed Products expires.

     12.2 Termination. This Agreement may be terminated prior to the expiration of its term:

          (a) if mutually agreed by the parties in writing;

          (b) by either party, within three (3) months of the Effective Date if toxicology or other issues cause or threaten to cause excessive expenses in the development of the Patent Rights;

          (c) by either party, prior to the revival of the Frome Patent Application by the PTO;

          (d) by either party, prior to submission to the FDA of a NDA with respect to any Patent Rights due to inefficacy or lack of commercial feasibility of such technology;

          (e) by Sublicensee, in the event that the Frome Patent Application or any revival thereof is not an U.S. approved final patent within five (5) years of the Effective Date;

          (f) by Sublicensee, at any time after payment to Sublicensor of a termination fee of ***; or

          (g) in the event of the breach of this Agreement by either party, at the option of the non-breaching party, provided that the non-breaching party has provided written notice to the breaching party of the breach and the non-breaching party's intention to terminate the Agreement, and the breaching party has failed to cure its breach within sixty (60) days following the date such notice was sent to the breaching party. Notwithstanding anything in this Agreement to the contrary, in the event that Sublicensor is the breaching party that has failed to cure its breach, Sublicensee shall continue to hold and exercise the rights granted to it under this Agreement upon payment to Dalhousie of such monies as are owed to it by Sublicensor and upon performance to Dalhousie of the obligations, monetary and otherwise, previously owed to Sublicensor under this Agreement.

     12.3 Disposition of Patent Rights. Upon the expiration or termination of this Agreement in accordance with Sections 12.1 or 12.2 (except 12.2(g) if Sublicensor is the breaching party) hereof, all rights in and to the sublicense granted hereunder shall immediately revert to and become the property of the Sublicensor.

     12.4 Survival. Except as otherwise provided herein, any provision of this Agreement with respect to the subject matter described in this Article XII shall continue in effect after the expiration of the term of, or termination of, this Agreement to the extent necessary to permit the complete fulfillment or discharge of any obligation that so continues:

          (a) Any Sublicensee obligation to maintain records that relate to any period ending on or before the expiration or termination of this Agreement;

          (b) Sublicensor's right to receive or recover, and the Sublicensee's obligation to pay, any amounts due the Sublicensor under this Agreement that had accrued and were earned at any time on or prior to its expiration or termination;

          (c) Any agreement, including the provisions of Article VI hereof, in effect at the time of such expiration or termination with respect to confidential information of any party to this Agreement;

          (d) Any cause of action or claim or remedy of the Sublicensor or the Sublicensee arising from any breach of or failure to perform any obligation under this Agreement that occurred on or prior to the date of termination;

          (e) Sublicensor's indemnification obligations pursuant to Section 7.5 hereof;

          (f) The representations and warranties of any party that are contained in Article V of this Agreement; and

          (g) Any right, duty or obligation of either party hereto which is expressly stated elsewhere in this Agreement to survive the expiration or termination hereof.

     12.5 Sales after Termination. Upon termination or expiration of this Agreement for any reason, Sublicensee shall have the right for a period of *** days to sell or otherwise dispose of any inventory of Licensed Products (i) which it, its Affiliates or its permitted sublicensees has in its possession (subject to the obligation to pay royalty on the Net Sales thereof pursuant to Section 3.3 hereof) or (ii) for which it has acquired constituent materials that cannot be returned without costs exceeding in the aggregate ***.

                                  ARTICLE XIII
                           JOINT DEVELOPMENT AGREEMENT

     The parties agree to negotiate, execute and deliver in good faith a joint development agreement with respect to the Licensed Products within three (3) months of the Effective Date. In the event that such joint development agreement is not fully executed and delivered within three (3) months of the Effective Date, either party may terminate this Agreement with no further obligations or liabilities to the other party hereunder.

                                   ARTICLE XIV
                                  MISCELLANEOUS

     14.1 Notice. Any notice given pursuant to this Agreement shall be in writing and, except as otherwise expressly provided herein, shall be deemed to have been duly delivered when it actually is delivered in person or by facsimile transmission; seven days after it is mailed by certified or registered mail, postage and mailing expense prepaid; and one day after it is sent by overnight express mail or by overnight courier service (such as FedEx or DHL), postage or shipping expense prepaid and designated for next-day delivery; and, if given or rendered to:

Licensor, addressed to:   Epitome Pharmaceuticals Limited
                          5162 Duke Street, Suite 501
                          Halifax, Nova Scotia
                          B3J lN7
                          Canada
                          Attention: President or Chief Operating Officer
                          Facsimile Number: (902) 492-0013

with a copy to:           Slone & Munro
                          5162 Duke Street, Suite 501
                          Halifax, Nova Scotia
                          B3J lN7
                          Canada
                          Attention: Mr. Andrew J.M. Munro
                          Facsimile Number: (902) 492-0013
or if given or rendered to Licensee, addressed to:

                          American Pharmed Labs, Inc.
                          270 Sylvan Avenue
                          Englewood Cliff, New Jersey 07632
                          Attention: President
                          Facsimile: (201) 837-0200

with a copy to:           Epstein Becker & Green, P.C.
                          250 Park Avenue
                          New York, New York 10177-0077
                          Attention: Lowell S. Lifschultz, Esq.
                                     or Mark A. Polemeni, Esq.
                          Facsimile: (212) 661-0989

Either party may specify a different address by notice in writing in accordance with this Section 14.1.

     14.2 Bankruptcy. Sublicensor acknowledges that this Agreement constitutes a license for "intellectual property" as that term is defined in Section 365(n) of the U.S. Bankruptcy Code and all provisions of that Section shall apply in the event of Sublicensor's bankruptcy.

     14.3 Entire Agreement, Amendment. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and has priority over any and all agreements, documents, verbal consents or understandings previously made between the parties with respect to the subject matter hereof. None of the terms of this Agreement shall be amended or modified except as set forth in a writing signed by both the Sublicensor and the Sublicensee.

     14.4 Waiver. A waiver by any party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach thereof. No failure by a party to take action against default or breach of this Agreement shall constitute a waiver of such party's right to enforce any provision of this Agreement or to take action against such default or breach or against any subsequent default or breach. All rights, remedies, undertaking, obligations, and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of any party.

     14.5 Severability. If, and solely to the extent that, any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement invalid or unenforceable, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or of any of its other provisions.

     14.6 No Agency, Partnership or Joint Venture. Nothing in this Agreement shall be deemed to appoint or authorize the Sublicensee to act as an agent of the Sublicensor or to assume or incur any liability or obligation in the name of or on behalf of the Sublicensor. Additionally, nothing in this Agreement shall be construed to constitute a partnership or joint venture between the parties.

     14.7 Headings. Headings in this Agreement are included for ease of reference only and shall have no effect on the meaning or interpretation of this Agreement.

     14.8 Singular/Plural. Whenever in the context it appears appropriate, each term stated either in the singular or the plural shall include both the singular and the plural.

     14.9 Applicable Law/Jurisdiction. All disputes arising out of the validity, interpretation or application of this Agreement shall be submitted to the courts of competent jurisdiction sitting in the County and State of New York. This Agreement shall be interpreted and construed in accordance with the laws of Delaware, without reference to its conflicts of laws provisions.

     14.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     14.11 No Third-Party Beneficiaries. The provisions of this Agreement are for the exclusive benefit of the parties hereto and, except as specifically set forth herein, no other person, firm, institution or other entity shall have any right or claim against any party to this Agreement by reason of such provisions or shall be entitled to enforce any such provision against any party.

     14.12 Harmonization. Notwithstanding anything to the contrary in this Agreement, Sublicensee acknowledges that Sublicensor agrees and is bound to convey to Sublicensee only those rights available to it under its license agreement with Dalhousie, a copy of which is attached hereto as Exhibit C.

                              * * * * * * * * * * *

                  [remainder of page left intentionally blank]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        SUBLICENSOR:

                                        EPITOME PHARMACEUTICALS LIMITED


                                        By: /s/ ANDREW J.M. MUNRO
                                            ------------------------------------
                                        Print Name: Andrew J.M.  Munro
                                        Title: Director


                                        SUBLICENSEE:

                                        AMERICAN PHARMED LABS, INC.


                                        By: /s/ PETER GOLIKOV
                                            ------------------------------------
                                        Print Name: Peter Goikov
                                        Title: President

                                    EXHIBIT A
                                 PATENTS RIGHTS

     U.S. Patent Appl. No. 08/531,760, Dr. Bruce M. Frome, titled "The Preparation of Topical Regional Compositions for the Relief of Pain," filed on September 22, 1995.

     U.S. Patent Appl. No. 09/081,709, Drs. J. Sawynok, M.J. Esser and A.R. Reid, titled "Use of Antidepressants for Local Analgesia," filed on May 19, 1998.

All pending and issued reissues, revivals, re-examinations, divisions, continuations, continuations-in-part, renewals, extensions and additions thereto, and all foreign counterparts and applications for foreign counterparts of the foregoing; provided, however, that continuations-in-part are limited to improvements to the subject matter of the claims in the patent applications above that are developed or reduced to practice by Dr. Sawynok or her collaborators during the term of and for three months following the Research Grant described in Section 4.3 hereof and which Dalhousie has the right to grant to Epitome.

                                    EXHIBIT B
                           MILESTONE PAYMENT SCHEDULE

                                       ***

                                    EXHIBIT C
                           DALHOUSIE LICENSE AGREEMENT

                                       ***


                                       19